EXHIBIT 10.1

                                    AGREEMENT

This agreement was made today the 2nd of December 2004 between Icy Splash Food & Beverage, Inc. referred to as hereafter "the company". And between Sy Aslan, director, Yifat Aslan, officer, and Joseph Aslan, CEO and director, referred to as hereafter "the officers".

BACKGROUND: The company has been seeking additional funds in the open market, however the company was unable to secure a reasonable deal. The company's officers believe that infusion of additional funds will dramatically improve the performance of the company. Base on that the officers have decided to invest in the company.

TERM OF INVESTMENT: The company will issue to the officers 13,300,000 of common restricted stock (144) in consideration for $1,000,000. The officers, upon a call will pay the called amount to the company. The officers, for the purpose of this agreement will be considered as one entity. A call for funds form the company to one of the officers will be considered as a call to all; and monies paid by one of officer will be considered as paid evenly by all officers.

The consideration for the price was based on the fact that the company's free trading stock price in the last month was between 8-10 cents; and we felt that a 25% discount of the highest price would be a fair discount for a bulk deal of restricted stock.

TERMINATION: The agreement will be terminated on December 31, 2006. In addition, the agreement will terminate if the company called for the funds and the officers did not provide the requested funds within 60 days.

In the case of termination the officers will be entitled only to the fully redeemed stocks.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY                                              OFFICERS


By:                                          By:      /s/ Joseph Aslan
    --------------------------------             -------------------------------
    Joseph Aslan, CEO                            Joseph Aslan

By:      /s/ Charlie Tokarz                  By:      /s/ Sy Aslan
    --------------------------------             -------------------------------
    Charlie Tokarz, Director                     Sy Aslan


                                             By:      /s/ Yifat Aslan
                                                 -------------------------------
                                                 Yifat Aslan